Exhibit 99.1


          Merrill Lynch Reports First Quarter 2007 Results:
            Net Revenues of $9.9 Billion, up 24% from 1Q06

             Record Net Revenues from FICC, Equity Markets
                  and Investment Banking Businesses

               Net Earnings Per Diluted Share of $2.26,
              up 37%, Excluding One-Time Expenses in 1Q06

               Return on Average Common Equity of 23.3%

    NEW YORK--(BUSINESS WIRE)--April 19, 2007--Merrill Lynch (NYSE:
MER) today reported strong growth in net earnings and earnings per diluted share for the first quarter of 2007, driven by net revenues of $9.9 billion. Net revenues were up 24% from the prior-year period and up 14% from the fourth quarter of 2006, with increases both year-over-year and sequentially in both Global Markets and Investment Banking (GMI) and Global Wealth Management (GWM), and in all global regions. These are the second-highest quarterly net revenues Merrill Lynch has ever generated, only $51 million lower than in the third quarter of 2006, when net revenues included a $2.0 billion one-time, pre-tax gain arising from the merger of Merrill Lynch Investment Managers (MLIM) with BlackRock, Inc. (NYSE: BLK).

    First quarter 2007 net earnings per diluted share were $2.26, up 414% from $0.44 for the first quarter of 2006, or 37% on an operating basis which excludes $1.2 billion, after taxes, of one-time

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compensation expenses from the 2006 first quarter. Net earnings per diluted share were down 6% from $2.41 for the fourth quarter of 2006. First quarter 2007 net earnings were $2.2 billion, up 354% from the first quarter of 2006, or up 31% excluding the one-time expenses in the prior-year period. Net earnings were down 8% from the fourth quarter of 2006, which included a lower compensation expense ratio. The pre-tax profit margin for the first quarter of 2007 was 31.4%, and the annualized return on average common equity was 23.3%. At the end of the first quarter, book value per share was $41.95, up 13% from the end of the first quarter of 2006 and 1% from the end of 2006.

    "This was a terrific quarter. In an environment which was volatile at times, we took full advantage of market opportunities and delivered value to our clients and our shareholders," said Stan O'Neal, chairman and chief executive officer. "Our product capabilities and geographic reach are stronger and broader now than at any point in our history, and we continue to make investments to further enhance our franchise. We remain focused on disciplined growth to capitalize on the positive secular trends we continue to see unfold."

    Business Segment Review:

    In the first quarter of 2006, Merrill Lynch recorded $1.8 billion, before taxes ($1.2 billion after taxes), in one-time compensation expenses. These expenses were recorded in the business segments as follows: $1.4 billion to Global Markets and Investment Banking, $281 million to Global Wealth Management and $109 million to Merrill Lynch Investment Managers (which ceased to exist as a business segment upon its merger with BlackRock). Comparisons to that period in the following discussion of business segment results exclude the impact of these one-time expenses. A reconciliation of these segment results appears on Attachment III to this release.

    Global Markets and Investment Banking (GMI)

    GMI generated record revenues, both overall and in each of its three major business lines, for the first quarter of 2007, as the business continued to execute on targeted organic and inorganic investments for diversification and profitable growth, executed with strong operating discipline in a favorable market environment. Non-U.S. revenues, which continue to comprise more than half of GMI's total net revenues, grew significantly faster than U.S. revenues in the period.


    -- GMI's first quarter 2007 net revenues were a record $6.5 billion, up 43% from the year-ago quarter. Compared with the first quarter of 2006, net revenues increased in all three major business lines:

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        -- Fixed Income, Currencies and Commodities (FICC) net
           revenues increased 36% to a record $2.8 billion driven by nearly every major revenue category, as revenues from credit products, real estate, interest rate products and currencies grew to record levels. Revenues from trading commodities also increased significantly. Revenues from mortgage-related activities declined, resulting from a difficult environment for the origination, securitization and trading of non-prime mortgage loans and securities in the U.S. Revenues from activities related to U.S. non-prime mortgages, in aggregate, comprised less than 1% of Merrill Lynch's total net revenues over the past five quarters.

        -- Equity Markets net revenues increased 50% to a record
           $2.4 billion, driven by every major business line, including a strong increase from private equity and record revenues from both the equity-linked and proprietary trading businesses.

        -- Investment Banking net revenues increased 47% to a record
           $1.4 billion, as record revenues in debt origination were complemented by strong growth in revenues from both merger and acquisition advisory services and equity origination.

    -- Pre-tax earnings for GMI were $2.3 billion, up 48% from the year-ago quarter, driven by the strong revenue growth. The first quarter 2007 pre-tax profit margin was 35.8%, up from 34.7% in the prior-year period.

    Global Wealth Management (GWM)

    GWM generated strong revenue and pre-tax earnings growth in the first quarter of 2007. The growth was driven by Global Private Client
(GPC), which increased its net revenues year-over-year for the tenth consecutive quarter, as well as by the contribution of Global Investment Management (GIM), including earnings from Merrill Lynch's investment in BlackRock. GPC continues to focus on delivering a superior product and service offering, positioning Merrill Lynch Financial Advisors (FAs) as essential partners to their clients. GPC also continues to invest in technology to further enhance both the efficiency and effectiveness of the FA force, and to invest in growing the FA census globally.

    -- GWM's first quarter 2007 net revenues were $3.4 billion, up 16% from the first quarter of 2006:

        -- GPC's net revenues increased 11% to $3.1 billion, driven by every major revenue category, including record fee-based revenues, which reflected higher asset values and net flows into annuitized-revenue products. Transaction and origination revenues also increased, driven by new issue origination activity, and net interest revenues grew to a new record level.

        -- GIM's net revenues increased 151% to $261 million, due primarily to revenues from Merrill Lynch's investment in BlackRock, which began to contribute to revenues during the 2006 fourth quarter, as well as increases in revenues from Merrill Lynch's ownership positions in other investment management companies and the business that creates alternative investment products for GPC clients.

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        -- Pre-tax earnings for GWM in the first quarter of 2007 were
           $842 million, up 31% from the first quarter of 2006, driven by the growth in revenues. The pre-tax profit margin was 24.7%, up from 21.9% in the prior-year period, driven by the impact of the investment in BlackRock.

        -- Turnover among FAs, especially top-producing FAs, remained low. FA headcount reached 15,930 at quarter-end, as GPC continued to exercise discipline in recruiting and training high-quality FAs.

        -- Client assets in products that generate annuitized revenues ended the quarter at $633 billion, up 13% from the first quarter of 2006, and total client assets in GWM accounts were a record $1.6 trillion, up 10%. Net inflows of client assets into annuitized-revenue products were $16 billion for the first quarter, and total net new money was $16 billion.

        -- On January 29, Merrill Lynch announced that it had reached a definitive agreement to acquire First Republic Bank (NYSE: FRC), a private banking and wealth management firm focused on high-net-worth individuals and their businesses, for approximately $1.8 billion in cash and stock.

    Merrill Lynch Investment Managers (MLIM)

    On September 29, 2006, Merrill Lynch merged MLIM with BlackRock in exchange for a total of 65 million common and preferred shares in the newly combined BlackRock, representing an economic interest of approximately half. Following the merger, the MLIM business segment ceased to exist, and under the equity method of accounting, an estimate of the net earnings associated with Merrill Lynch's ownership position in BlackRock is recorded in the GIM portion of the GWM segment. For the first quarter of 2006, MLIM's net revenues were $570 million, and its pre-tax earnings were $222 million.

    Additional Items:

    Compensation Expenses

    Compensation and benefits expenses were $4.9 billion, or 49.6% of net revenues for the first quarter of 2007. Excluding the one-time compensation expenses in the first quarter of 2006, compensation and benefits expenses for that prior-year period were $4.0 billion, or 50.1% of net revenues.

    Non-compensation Expenses

    Overall, non-compensation expenses were $1.9 billion for the first quarter of 2007, up 15% from the year-ago quarter. Total non-compensation expenses decreased 3% sequentially primarily due to lower professional fees and litigation provisions.

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    Non-compensation expenses as a percentage of net revenues further decreased, to 19.0% in the 2007 first quarter, from 20.4% in the 2006 first quarter. Details of the significant changes in non-compensation expenses from the first quarter of 2006 are as follows:

    -- Brokerage, clearing, and exchange fees were $310 million, up 20% due primarily to higher transaction volumes.

    -- Occupancy costs and related depreciation were $265 million, up 10% due principally to higher office rental expenses and office space added via acquisitions.

    -- Professional fees were $225 million, an increase of 13% due to higher legal and other professional fees associated with increased business activity levels.

    -- Advertising and market development costs were $158 million, up 10% due primarily to higher travel expenses associated with increased business activity levels.

    -- Expenses of consolidated investments totaled $59 million, up from $47 million due principally to increased expenses associated with the related increase in revenues from consolidated investments.

    -- Other expenses were $316 million, up 39% due primarily to increased minority interest expenses associated with private equity investments and increased charitable contributions; partially offset by lower litigation provisions.

    Income Taxes

    Merrill Lynch's first quarter effective tax rate was 30.3%, compared with 19.9% for the first quarter of 2006, or 29.8% excluding the one-time compensation expenses.

    Share Repurchases

    As part of its active management of equity capital, Merrill Lynch repurchased 22.4 million shares of its common stock for $2.0 billion during the first quarter of 2007, leaving $1.2 billion remaining of the $5 billion repurchase program authorized in October 2006.

    Staffing

    Merrill Lynch's full-time employees totaled 60,300 at the end of the first quarter of 2007, a net increase of 4,100 during the quarter, due principally to the acquisition of the First Franklin mortgage origination and servicing platforms at the beginning of the quarter.

    Jeff Edwards, senior vice president and chief financial officer, will host a conference call today at 11:00 a.m. ET to discuss the company's 2007 first quarter results. The conference call can be accessed via a live audio webcast available through the Investor Relations website at www.ir.ml.com or by dialing (888) 810-0245 (U.S. callers) or (706) 634-0180 (non-U.S. callers). On-demand replay of the webcast will be available from approximately 2:00 p.m. ET today at the same web address.

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    Merrill Lynch is one of the world's leading wealth management, capital markets and advisory companies with offices in 37 countries and territories and total client assets of approximately $1.6 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world's largest publicly traded investment management companies with more than $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com.

    Merrill Lynch may make forward-looking statements, including, for example, statements about management expectations, strategic objectives, growth opportunities, business prospects, investment banking pipelines, anticipated financial results, the impact of off balance sheet arrangements, significant contractual obligations, anticipated results of litigation and regulatory investigations and proceedings, and other similar matters. These forward-looking statements are not statements of historical facts and represent only Merrill Lynch's beliefs regarding future performance, which is inherently uncertain. There are a variety of factors, many of which are beyond Merrill Lynch's control, which affect the operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to, financial market volatility; actions and initiatives taken by current and potential competitors; general economic conditions; the effect of current, pending and future legislation, regulation, and regulatory actions; and the other additional factors described in the Risk Factors section of Merrill Lynch's Annual Report on Form 10-K for the fiscal year ended December 29, 2006 and also disclosed from time to time in its subsequent reports on Form 10-Q and 8-K, which are available on the Merrill Lynch Investor Relations website at www.ir.ml.com and at the SEC's website, www.sec.gov.

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    Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Merrill Lynch does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures Merrill Lynch may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

    Merrill Lynch may also, from time to time, disclose financial information on a non-GAAP basis where management believes this information will be valuable to investors in gauging the quality of Merrill Lynch's financial performance and identifying trends.

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